Exhibit 99.1

IMMEDIATE	Contact:	Jeff Cole +1-419-887-3535 jeff.cole@dana.com

Dana to Purchase Power-Transmission, Fluid Power Businesses of Brevini Group

Acquisition to expand Dana’s portfolio of innovative products with complementary technologies

MAUMEE, Ohio, Nov. 18, 2016 – Dana Incorporated (NYSE: DAN) today announced a definitive agreement to purchase the power-transmission and fluid power businesses of Brevini Group, S.p.A.

Under terms of the agreement, Dana plans to initially purchase an 80 percent share in the Brevini businesses, with an option to purchase the remaining 20 percent by 2020. Dana has valued 100 percent of the Brevini businesses at €325 million, including the assumption of approximately €100 million of net debt.

The acquisition will immediately expand Dana’s product portfolio with adjacent technologies and establish Dana as the only off-highway solutions provider that can manage the power to both move the equipment and perform its critical work functions. It adds technologies for tracked vehicles, doubling Dana’s addressable market for off-highway driveline systems. It also provides a platform of proven technologies that can be leveraged in Dana’s light- and commercial-vehicle end markets, helping to accelerate the company’s hybridization and electrification initiatives.

“Brevini is a strong, well-run business that shares Dana’s commitment to serving customers with advanced technologies that deliver exceptional performance and durability,” said James Kamsickas, president and chief executive officer of Dana. “We have long admired Brevini’s exceptional products, customer focus, and company culture, which are some of the most pertinent reasons we specifically targeted this acquisition – at this opportune time in the off-highway business cycle.”

The transaction will be funded with cash on hand, with existing Brevini debt to be refinanced in the future. Subject to customary regulatory approvals, the acquisition is expected to close in early 2017. Dana expects the purchase to be accretive to earnings in 2017.

The acquisition of Brevini aligns with Dana’s enterprise strategy, which includes leveraging core expertise, strengthening customer centricity, expanding global markets, commercializing new technologies, and accelerating hybridization and electrification.

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Founded in 1960, the privately held Brevini Group employs approximately 2,300 people. It has engineering and manufacturing operations in China, Germany, and Italy, with a network of 30 sales subsidiaries and nine service centers around the world. The businesses being acquired reported sales of €388 million in 2015.

“Brevini’s customers and employees will find an ideal fit with Dana, a company that delivers true value to customers through a commitment to innovation,” said Renato Brevini, president of Brevini Group S.p.A. “Dana’s global footprint, operational excellence, deep industry knowledge, and position as a top-tier supplier to manufacturers will raise the profile and market penetration of our products.”

Brevini technologies that will be purchased by Dana include a wide range of highly engineered mobile planetary hub drives; planetary gearboxes; hydraulic pumps, motors, and valves; and advanced electronic control systems. Brevini’s expertise in cylindrical gearing and planetary hub gears will supplement Dana’s long history and market leadership in spiral bevel and hypoid gear technologies.

“Brevini’s product line is a perfect complement to Dana’s current offerings, helping us to increase the amount of Dana content on construction, mining, material-handling, and other off-highway equipment,” said Aziz Aghili, president of Dana Off-Highway Drivetrain Technologies. “Brevini’s technology portfolio will increase the number of patents and patents pending for Dana’s off-highway business by 33 percent, enabling us to provide our customers with a full range of power-conveyance systems.”

Dana to Host Conference Call at 9 a.m. Today

Dana will host a conference call at 9 a.m. EST today. Participants may listen to the conference call via audio streaming online or by telephone. Slide viewing is available via Dana’s investor website: www.dana.com/investors. U.S. and Canadian locations should dial 1-888-311-4590 and international locations should call 1-706-758-0054. Please enter conference I.D. 19779132 and ask for “Dana Incorporated’s Webcast and Conference Call.” Phone registration will be available starting at 8:30 a.m.

An audio recording of the webcast will be available after 5 p.m. today by dialing 1-855-859-2056 (U.S. or Canada) or 1-404-537-3406 (international) and entering conference I.D. 19779132. A webcast replay will be available after 5 p.m. today, and may be accessed via Dana’s investor website.

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About Dana Incorporated

Dana is a world leader in the supply of highly engineered drivetrain, sealing, and thermal-management technologies that improve the efficiency and performance of vehicles with both conventional and alternative-energy powertrains. Serving three primary markets – passenger vehicle, commercial truck, and off-highway equipment – Dana provides the world’s original-equipment manufacturers and the aftermarket with local product and service support through a network of nearly 100 engineering, manufacturing, and distribution facilities. Founded in 1904 and based in Maumee, Ohio, the company employs more than 23,000 people in 25 countries on six continents. In 2015, Dana generated sales of nearly $6.1 billion. Forbes Magazine has again selected Dana as one of America’s 100 Most Trustworthy Companies. For more information, please visit dana.com.

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